SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    PIC MidCap Portfolio
         ----------------------

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         300 North Lake Avenue, Pasadena, CA 91101-4106
         ------------------------------------------------

Telephone Number (including area code):

         (626) 449-8500
         --------------

Name and address of agent for service of process:

         Thad M. Brown, Provident Investment Counsel,
         300 N. Lake Ave., Pasadena, CA  91101-4106
         --------------------------------------------

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    Yes |X|                       No |_|

                                   SIGNATURES
         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Pasadena and State of California on the 30th day of December, 1997.

                                             Signature:  PIC MidCap Portfolio
                                                         --------------------

                                                    By: /s/ Robert H. Wadsworth
                                                       -------------------------

Attest: /s/ Eric M. Banhazl
       ---------------------------
        Assistant Treasurer